LIFE PARTNERS REPORTS THIRD FISCAL QUARTER AND

NINE MONTHS RESULTS

WACO, TX — January 11, 2010 — Life Partners Holdings, Inc. (Nasdaq GS: LPHI) today announced a 16% increase in net income of $8.4 million or $0.57 per share for the three months ended November 30, 2009, compared to $7.3 million or $0.49 per share reported for the same period last year.  Third quarter revenues increased by 10% to $31 million compared with $28.1 million during the same period last year.  All earnings per share calculations are adjusted to account for the 5-for-4 stock split in February 2009.

For the nine months ended November 30, 2009, the company reported a 17% increase in net income; $23.5 million or $1.58 per share compared to $20.1 million or $1.35 per share during the period last year.

Life Partners’ financial results met analyst expectations for the third fiscal quarter and were consistent with the company’s guidance released on December 17, 2009.

Brian Pardo, Chief Executive Officer, said, “This has been another record quarter for us and we are very pleased with our continued growth in revenues and net income.  As interest in alternative investments continues to increase, investors, policymakers and institutions all continue to turn to Life Partners because of our experience and leadership status as the only publicly traded life settlement provider.”

Among the financial results reported are the following:

THREE MONTHS
	Ended 11-30-2009	Ended 11-30-2008	% of Change
Revenues	$31.0 million	$28.1 million	10% increase
Income from Operations	$12.6 million	$10.6 million	19% increase
Pre-tax Income	$13.1 million	$11.2 million	17% increase
Net Income	$ 8.4 million	$ 7.3 million	15% increase
Earnings Per Share	$ 0.57 per share	$ 0.49 per share	16% increase

NINE MONTHS
	Ended 11-30-2009	Ended 11-30-2008	% of Change
Revenues	$87.5 million	$77.3 million	13% increase
Income from Operations	$34.7 million	$29.6 million	17% increase
Pre-tax Income	$36.4 million	$31.0 million	17% increase
Net Income	$23.5 million	$20.1 million	17% increase
Earnings Per Share	$ 1.58 per share	$ 1.35 per share	17% increase

Life Partners is the world’s oldest and one of the most active companies in the United States engaged in the secondary market for life insurance, commonly called “life settlements”.  Since its incorporation in 1991, Life Partners has completed over 100,000 transactions for its worldwide client base of approximately 25,000 high net worth individuals and institutions in connection with the purchase of over 6,200 policies totaling over $2.2 billion in face value.

Safe Harbor - This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.  The statements in this news release that are not historical statements, including statements regarding future financial performance, the market for our services, the growth in the life settlement market and our growth within that market, are forward-looking statements within the meaning of the federal securities laws.  These statements are subject to numerous risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from such statements.  For information concerning these risks and uncertainties, see our most recent Form 10-K.  We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

LPHI-G

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FOR MORE INFORMATION, CONTACT:
Shareholder Relations (254) 751-7797
or info@lifepartnersinc.com

Visit our website at: www.lphi.com

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